Exhibit 10.2

First amendment of Lease

     This First Amendment of Lease (this “Amendment”), dated as of March 30, 2005, between 111 Chelsea Commerce LP (successor-in-interest to 111 Chelsea LLC) a Delaware limited partnership with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011 (“Landlord”), and DoubleClick Inc., a Delaware corporation with an address at 111 Eighth Avenue, New York, New York 10011 (“Tenant”).

W i t n e s s e t h:

     Whereas:

     A. Pursuant to the Lease, dated as of July 1, 2003 (the “Lease”), between Landlord and Tenant, Landlord leased to Tenant premises consisting of a portion of the 10th floor (the “Premises”) at 111 Eighth Avenue, New York, New York (the “Building”).

     B. Landlord and Tenant have agreed to expand the Premises to include certain storage space more particularly described in Section 2 hereof, on the terms and subject to the conditions hereinafter set forth.

     Now, Therefore, in consideration of the mutual covenants and promises contained in this Amendment, Landlord and Tenant agree as follows:

     1. Definitions; No Other Amendments

     (a) Capitalized terms used in this Amendment and not otherwise defined have the meanings ascribed to them in the Lease. The provisions of this Amendment shall supersede any inconsistent provisions contained in the Lease.

     (b) Each of Landlord and Tenant represent and warrant to the other that there are not, as of the date hereof, any amendments, modifications, written instruments or other oral or written amendments which amend or modify the provisions of the Lease in any manner.

     2. Storage Space

     (a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, storage room space on the 7th floor of the Building, containing an area agreed between Landlord and Tenant to consist of 900 Rentable Square Feet, substantially as shown on the floor plan attached as Exhibit A to this Amendment (the “Storage Space”), on all of the terms and provisions of the Lease, as amended by this Amendment, for a term commencing on April 1, 2004 (the “Effective Date”) and ending on the Expiration Date. The Storage Space shall be used by Tenant only for the storage of Tenant’s Property in compliance with all Laws, and for no other purposes.

     (b) Notwithstanding anything set forth in this Amendment or the Lease to the contrary, the following Articles and Sections of the Lease shall be inapplicable to the Storage Space: Article 2, Article 3 (except for Section 3.2), Article 5, Article 7, Article 10, Article 27, Articles 29, 30 and 31, and Article 33, and Section 9.4.

     (c) For the portion of the Term commencing on the Effective Date and ending on the Expiration Date, Tenant shall pay Fixed Rent for the Storage Space, as follows, in addition to the Fixed Rent and Additional Rent payable under the Lease with respect to the Premises demised thereunder: (i) Eight Thousand One Hundred and 00/100 Dollars ($8,100.00) per annum ($675.00 per month) for the period commencing on the Effective Date and ending one day prior to the fifth (5th) anniversary of the Effective Date; and

          (ii) Nine Thousand and 00/100 Dollars ($9,000.00) per annum ($750.00 per month) for the period commencing on the fifth (5th) anniversary of the Effective Date and ending one day prior to the tenth (10th) anniversary of the Effective Date; and

          (iii) Nine Thousand Nine Hundred and 00/100 Dollars ($9,900.00) per annum ($825 per month) for the period commencing on the tenth (10th) anniversary of the Effective Date and ending on the Expiration Date.

     (d) Tenant agrees to pay such Fixed Rent for the Storage Space to Landlord without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month from the Effective Date through the Expiration Date, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement (except as expressly provided in this Amendment) or deduction whatsoever. Fixed Rent for the Storage Space shall be payable by check drawn on a bank that is a member of the New York Clearinghouse Association, or on any other bank reasonably acceptable to Landlord either having an office in New York City or which is chartered as a national banking association, or by wire transfer of immediately available funds.

     3. Electricity; Elevator Service.

     (a) Landlord shall provide, at no additional cost to Tenant, electricity sufficient for the lighting of the Storage Space. Landlord shall not provide electricity to the Storage Space for any other purposes, nor increase or permit Tenant to increase the electric capacity of the electrical equipment serving such space.

     (b) Landlord shall provide passenger elevator service to the Storage Space at all times, 24 hours a day, 365 days a year, and freight elevator facilities on a non-exclusive basis, on Business Days from 8:00 a.m. to 4:45 p.m. (“Freight Business Hours”). Landlord will make the freight elevator available to Tenant during other than Freight Business Hours, on not less than 24 hours prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the Building), and Tenant shall pay Landlord’s then-current hourly charge therefor as Additional Rent within thirty (30) days after demand. As of the date hereof, Landlord’s current charge for freight elevator service during other than Freight Business Hours is $170.00 per hour, subject to increase to reflect increases in Landlord’s costs of providing such service (including the charges for a hoisting engineer, if required). Such elevator service shall be subject to such rules and regulations as Landlord may promulgate from time to time with respect thereto. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building, to temporarily discontinue the use of any one or more cars in any of the passenger, freight or truck elevator banks, and/or to permanently or temporarily discontinue the use of any one or more cars in any of the freight or truck elevator banks, provided that Tenant shall continue to be provided with adequate freight elevator service, taking into account Tenant’s use of the Storage Space for the uses permitted hereunder.

     (c) Except as provided in this Section 3, Landlord shall not be required to provide any services to the Storage Space.

     4. Condition of Storage Space; No Landlord’s Work. Tenant has examined the Storage Space and agrees to accept possession of the Storage Space in its “as is” condition on the Effective Date, and further agrees that Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Storage Space for Tenant’s use. The taking of possession of the Storage Space by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Storage Space was in good and satisfactory condition.

     5. Consents and Approvals. Each of Landlord and Tenant represents and warrants to the other that there are no consents or approvals of any individual or entity which have not been obtained and which are required for the entering into of this Amendment and the completion of the transactions contemplated hereby on the part of Landlord or Tenant, as the case may be.

     6. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Landlord’s leasing agent for the Building, CB Richard Ellis Real Estate Services, Inc., and Tenant’s agent, Newmark & Company Real Estate, Inc. (collectively, “Broker”). Landlord has agreed to pay a fee to Broker in connection with this Amendment and the transactions contemplated hereby pursuant to a separate written amendment. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this transaction. The provisions of this Section 6 shall survive the expiration or sooner termination of the Lease.

     7. Relocation. Landlord may at its option, at any time during the Term on not less than thirty (30) days prior notice to Tenant (except in the event of an emergency) relocate the Storage Space to another area of the Building designated by Landlord (the “Substitute Space”), provided that the Substitute Space is of a comparable size to the Storage Space, and such relocation is performed at Landlord’s expense. Landlord shall use reasonable efforts to minimize the duration of the relocation of the Storage Space to the Substitute Space, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. If Landlord moves Tenant to the Substitute Space, the Lease, as modified by this Amendment, and each of the terms, covenants and conditions thereof and hereof shall remain in full force and effect and be deemed applicable to the Substitute Space in lieu of the Storage Space, and the Substitute Space shall thereafter be deemed to be the Storage Space as though Landlord and Tenant had entered into an express written amendment of the Lease with respect thereto.

     8. No Liability Of Landlord. Except and to the extent otherwise expressly provided in the Lease, Landlord shall not have any obligations with respect to any of Tenant’s Property Tenant stores in the Storage Space, nor shall Landlord be responsible for any damage that may be caused to such Tenant’s Property.

     9. Interpretation

     (a) Wherever appropriate in this Amendment, personal pronouns shall be deemed to include the other genders and the singular to include the plural. As used herein, (i) the word “or” is not exclusive and the word “including” is not limiting, (ii) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, and (iii) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”. Wherever a period of time is stated in this Amendment as commencing or ending on any particular date, such period of time shall be deemed inclusive of such stated commencement and ending dates. All Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Sections of this Amendment. The captions in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Amendment or the intent of any provision hereof.

     (b) This Amendment will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question. This Amendment shall be construed, governed and enforced in accordance with the laws of the State of New York, New York.

     10. Miscellaneous

     (a) Except as hereby amended, all of the terms, covenants and conditions of the Lease shall remain in full force and effect.

     (b) This Amendment may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

     (c) Time shall be of the essence with respect to the performance of all of Tenant’s obligations hereunder.

     (d) This Amendment shall not be binding upon or enforceable against Landlord or Tenant unless and until Landlord or Tenant shall have executed same and Landlord has unconditionally delivered to Tenant an executed counterpart of this Amendment.

     (e) This Amendment may not be modified, amended or terminated, nor any of its provisions waived, except by an amendment in writing signed by the party against whom enforcement of any modification, amendment or waiver is sought.

     (f) The covenants, amendments, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     In Witness Whereof, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

Landlord:	111 Chelsea Commerce LP

	By:	Taconic GP Chelsea Holdings LLC,
its general partner

		By:	Taconic Chelsea Holdings LLC,
its managing member

			By:	Taconic SL Principals LLC,
its managing member

				By:	/s/Paul E. Pariser

Paul E. Pariser, Managing Member

Tenant:	DoubleClick Inc.

	By:	/s/Bruce Dalziel

Name: Bruce Dalziel
Title: Chief Financial Officer

Tenant’s Federal Tax Identification Number: 13-3870996

A-1-6